Exhibit 99.1

Media Contact:

Katie Curnutte,

Corporate Communications

press@zillowgroup.com

Zillow Group Appoints Amy Bohutinsky to Board of Directors;

Names Aimee Johnson Chief Marketing Officer and

Jennifer Rock Chief Accounting Officer

SEATTLE, October 17, 2018 – Zillow Group, Inc. (Nasdaq: Z; Nasdaq: ZG) which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and web, announced today current Chief Operating Officer Amy Bohutinsky has been elected to join the company’s Board of Directors, effective immediately, and will step away from her role as COO in January 2019.

The company also announced that Aimee Johnson, most recently SVP, customer relationship management at Starbucks, will join Zillow Group as chief marketing officer in November. In addition, Zillow Group’s interim Chief Financial Officer Jennifer Rock, will become the company’s permanent chief accounting officer. The company is conducting a search for its new CFO.

Bohutinsky was an early team member at Zillow Group, joining in 2005 and holding a variety of leadership roles, including chief marketing officer, before becoming COO. She will serve as both a board member and COO through the end of the year, at which point she will step away as COO. Bohutinsky is also on the boards of The Gap Inc., effective Nov. 1, and HotelTonight.

“Amy has tirelessly helped lead Zillow Group through every major milestone – from launch to becoming a public company, and through our many acquisitions and the growth of our brands,” said Zillow Group Executive Chairman Rich Barton. “She is incredibly talented with a long track record of helping steer the company toward growth and success. I’m very excited to have her contribute to the Board of Directors for years to come.”

Johnson has 25 years of experience as a marketing executive and innovation expert with deep expertise in consumer experience, digital product launches, strategic branding and driving customer loyalty. She has been at Starbucks for the last 14 years, where she has held a variety of leadership roles, most recently supporting the company’s loyalty program and digital innovation. She previously worked at Campbell Soup Co., where she held a variety of marketing, brand management, analytics and general management roles. She holds an MBA from Georgetown University and a B.S. from Virginia Tech. She joins Zillow Group in November and will report to Jeremy Wacksman, president of the Zillow brand.

Prior to Zillow Group naming her interim CFO in May, Jennifer Rock had been running Zillow Group’s financial reporting department for seven years. She has played a leadership role through the company’s IPO and major acquisitions, and has led the company’s financial operations for the past six months.

“I’m thrilled about the appointments of these three accomplished leaders to our Board of Directors and our senior leadership team,” said Zillow Group CEO Spencer Rascoff. “I’ve worked with Amy for 18 years, both here at Zillow Group and before that. It’s not possible to calculate her immense contributions to this company and our people. I am grateful for her leadership, and look forward to her continued contributions as board director.

“Aimee Johnson’s deep and varied years of leadership at Starbucks and strong consumer packaged goods marketing foundation will be an immense asset to Zillow Group as we scale and diversify our business into new areas like Zillow Offers and lending. I’m excited to work with her to grow Zillow Group to new heights,” Rascoff said. “In addition, I’m very happy to recognize Jenn’s immense contributions to our finance organization with her expanded role as CAO.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “may,” “will,” “continue,” “anticipate,” “intend,” “expect” or similar expressions. Differences may result from actions taken by the Board of Directors, as well as from risks and uncertainties beyond the company’s control. For more information about factors which could cause business results to differ materially from those anticipated in forward-looking statements, please refer to the “Risk Factors” section in Zillow Group, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 and in the company’s other filings with the Securities and Exchange Commission. Except as may be required by law, the company does not intend, nor undertake any duty, to update this information to reflect future events or circumstances.

About Zillow Group

Zillow Group, Inc. (NASDAQ:Z) (NASDAQ:ZG) houses a portfolio of the largest real estate and home-related brands on mobile and the web, which focus on all stages of the home lifecycle: renting, buying, selling and financing. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with great real estate professionals. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia®, StreetEasy®, HotPads®, Naked Apartments®, RealEstate.com and Out East®. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate professionals maximize business opportunities and connect with millions of consumers. Zillow Offers™ provides homeowners in some metropolitan areas with the opportunity to receive offers from Zillow. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. The company operates a number of business brands for real estate, rental and mortgage professionals, including Mortech®, dotloop®, Bridge Interactive® and New Home Feed®. The company is headquartered in Seattle.

Zillow, Mortech, Bridge Interactive, StreetEasy, HotPads, Out East and New Home Feed are registered trademarks of Zillow, Inc. Zillow Offers is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, LLC. dotloop is a registered trademark of DotLoop, LLC. Naked Apartments is a registered trademark of Naked Apartments, LLC.

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